EXHIBIT 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (together with the Schedules and Annex hereto, as amended, amended and restated, supplemented, or modified from time to time, this “Agreement”), is entered into as of [●], 2025, by and between American Resources Corporation, a Florida corporation (“AREC”), and Electrified Materials Corporation, an Indiana corporation (“EMC”).

RECITALS

Capitalized terms used in these recitals without definition have the meanings set forth in Section 1.1.

WHEREAS, EMC is a wholly owned Subsidiary of AREC and the Board of Directors of AREC has determined that it is in the best interests of AREC and its stockholders to separate EMC from the critical minerals businesses and other operations of AREC;

WHEREAS, in furtherance of the foregoing, the Board of Directors of AREC has determined that it is in the best interests of AREC and its stockholders to distribute to the holders of the issued and outstanding shares of common stock, par value $0.0001 per share, of AREC (the “AREC Common Stock”) as of the Record Date, by means of a pro rata dividend, [●]% of the issued and outstanding shares of common stock, par value $0.0001 per share, of EMC (the “EMC Common Stock”), on the basis of [●] share of EMC Common Stock for every [●] then issued and outstanding shares of AREC Common Stock (the “Distribution”);

WHEREAS, AREC and EMC have prepared, and EMC has filed with the Commission, the Form 10, which includes the Information Statement, and which sets forth appropriate disclosures concerning EMC and the Distribution, and the Form 10 has become effective under the Exchange Act; and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between those parties following the Distribution.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions(a). As used in this Agreement, the following terms have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation, or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the AREC Group, on the one hand, and no member of the EMC Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“EMC” has the meaning set forth in the preamble to this Agreement.

“EMC Assets” means, except as expressly otherwise contemplated in this Agreement or any Ancillary Agreement, all right, title, and interest of the assets of and held by EMC and/or its Subsidiaries as of the Distribution Date, or as determined by the good faith of management of EMC and AREC.

“EMC Common Stock” has the meaning set forth in the recitals to this Agreement.

“EMC Designee” means each member of the EMC Group, each Affiliate thereof, and each of their respective past, present, and future directors, officers, employees, and agents and the respective heirs, executors, administrators, successors, and permitted assigns of any of the foregoing.

“EMC Group” means EMC and its Subsidiaries, if any, including all predecessors and successors to such Persons.

“EMC Liabilities” means all of the liabilities of, or origination, from EMC and/or its Subsidiaries (as determined by AREC in its sole discretion) including all Environmental Liabilities.

“Ancillary Agreement” means the Transition Services Agreement and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes, and other attachments thereto).

“Applicable Law” means, with respect to any Person, any federal, state, local, or foreign law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition, or other similar requirement enacted, adopted, promulgated, imposed, issued, or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets, or its business or operations.

“AREC” has the meaning set forth in the preamble to this Agreement.

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“AREC Assets” means all assets, of whatever sort, nature, or description, of AREC and/or its Subsidiaries other than the EMC Assets.

“AREC Common Stock” has the meaning set forth in the recitals to this Agreement.

“AREC Designee” has the meaning set forth in Section 2.3(a).

“AREC Group” means AREC and its Subsidiaries (other than any member of the EMC Group), including all predecessors and successors to such Persons.

“Business Day” means any day, other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Claim” means an assertion of any demand or claim, or the commencement of any other Action against a party.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means, with respect to a Group, (a) any proprietary information that is competitively sensitive, material, or otherwise of value to the members of such Group and not generally known to the public, including product planning information, marketing strategies, financial information, information regarding operations, customer relationships, sales estimates, business plans, and internal performance results relating to the past, present, or future business activities of the members of such Group, (b) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over its competitors, and (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets.

“Contract” means any written or oral commitment, contract, subcontract, agreement, arrangement, sublease, license, understanding, sales order, purchase order, instrument, indenture, note, or any other legally binding commitment or undertaking.

“Disposing Party” has the meaning set forth in Section 4.5.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means VStock Transfer.

“Distribution Date” means [●], 2025, the date on which the Distribution shall be effected.

“Distribution Documents” means this Agreement and any other agreements relevant to this Separation and Distribution Agreement.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall, to the fullest extent permitted by Applicable Law, be deemed to be 12:01 a.m. Eastern Time on the Distribution Date.

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“Environmental Law” means any Applicable Law relating to (a) human or occupational health and safety, (b) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota, and other natural resources), or (c) Hazardous Materials, including any Applicable Law relating to exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release, or threatened Release of, any Hazardous Material and any Applicable Law relating to recordkeeping, notification, disclosure, registration, and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, reclamation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment, or other determination of liability and indemnity, contribution, or similar obligations and all costs and expenses, interest, fines, penalties, or other monetary sanctions in connection therewith) relating to, arising out of, or resulting from any (a) (i) Environmental Law, (ii) actual or alleged generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal, or arrangement for the transportation or disposal, of any Hazardous Material, or (iii) actual or alleged presence, Release or threatened Release of, or exposure to, any Hazardous Material (including to the extent relating to the actual or alleged exposure to Hazardous Material, any claims that arise under, or are covered by, workers’ compensation laws and/or workers’ compensation, disability, or other insurance providing medical care and/or compensation to injured workers), or (b) Contract or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, and all costs and expenses, interest, fines, penalties, or other monetary sanctions in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form 10” means the Registration Statement on Form 10 filed by EMC with the Commission to effect the registration of EMC Common Stock pursuant to the Exchange Act in connection with the Distribution, as such Registration Statement may be amended, supplemented, or modified from time to time.

“Governmental Authority” means any multinational, foreign, federal, state, local, or other governmental, statutory, or administrative authority, regulatory body, or commission or any court, tribunal, or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the EMC Group, the AREC Group, or either or both of them.

“Guarantee” has the meaning set forth in Section 2.9.

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“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos, or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, Per- and Polyfluoroalkyl Substances (PFAs), or polychlorinated biphenyls (PCBs); and (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, living or genetically modified materials, pollutants, contaminants, or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Applicable Law pertaining to the environment.

“Information Statement” means the Information Statement to be sent to each holder of AREC Common Stock in connection with the Distribution, as amended, supplemented, or modified from time to time.

“Intellectual Property” means any and all intellectual property throughout the world, including any and all U.S. and foreign (a) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor, (b) trademarks, service marks, names, corporate names, trade names, domain names, social media identifiers, logos, slogans, trade dress, design rights, and other similar business identifiers or designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (c) copyrights, works of authorship, and copyrightable subject matter and all applications and registrations therefor, (d) trade secrets, know-how, confidential data and information, technical information, including practices, techniques, methods, processes, inventions, developments, specifications, formulations, manufacturing processes, structures, analytical and quality control information and procedures, studies and procedures, and regulatory information, (e) computer software (including source code, object code, firmware, operating systems, and specifications), (f) databases and data collections, and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present, or future infringement, misappropriation, or other violation of any of the foregoing.

“Intercompany Accounts” has the meaning set forth in Section 2.6.

“Liabilities” means any and all Claims, debts, liabilities, damages, and/or obligations (including, but not limited to, any Escheat Payment) of any kind, character, or description, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses (including reasonable attorneys’ fees and expenses and associated investigation costs) relating thereto, and including those Claims, debts, liabilities, damages, and/or obligations arising under this Agreement and/or the other Distribution Documents, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment, or undertaking, including in connection with the enforcement of rights hereunder or thereunder.

“Nasdaq” means the Nasdaq Stock Market.

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“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a Governmental Authority.

“Receiving Party” has the meaning set forth in Section 4.5.

“Record Date” means the close of business on [●], 2025, the date determined by the Board of Directors of AREC as the record date for determining the stockholders of AREC entitled to the Distribution.

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, or migration into, onto, within, or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil, and sediments) or into, through, or within any property, building, structure, fixture, or equipment.

“Released Parties” and “Released Party” have the meanings set forth in Section 5.1(a).

“Representatives” has the meaning set forth in Section 4.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any other Person (other than an individual) of which capital stock or other equity securities or interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Third Party” means any Person that is not a member or an Affiliate of a member of the EMC Group or the AREC Group.

“Transfer” means the contribution of certain businesses, assets, and liabilities of the AREC Group and the EMC Group to be completed before the Distribution Time.

“Transfer Agreements” has the meaning set forth in Section 2.4.

“Transition Services Agreement” means the Transition Services Agreement between AREC and EMC, as such agreement may be amended, amended and restated, supplemented, or modified from time to time.

Section 1.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c) except as otherwise clearly indicated, reference to any gender includes the other gender;

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(d) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”;

(e) reference to any Article, Section, Exhibit, Schedule, or Annex means such Article or Section of, or such Exhibit, Schedule, or Annex to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any agreement, instrument, or other document means such agreement, instrument, or other document as amended, amended and restated, supplemented, or modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified, or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including,” and “through” means “through and including”;

(j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(l) any capitalized term used in an Exhibit, Schedule, or Annex but not otherwise defined therein shall have the meaning set forth in this Agreement.

ARTICLE 2

PRE-DISTRIBUTION ACTIONS

Section 2.1 Information Statement; Listing. If required by the Commission, AREC shall deliver (or shall cause to be delivered) the Information Statement to the holders of AREC Common Stock as of the Record Date. AREC and EMC shall take (or shall cause to be taken) all such lawful actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall use (or cause to be used) commercially reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. EMC shall prepare, file, and pursue (or shall cause to be prepared, filed, and pursued) an application to permit listing of the EMC Common Stock on Nasdaq or any other exchange.

Section 2.2 The Transfer and Other Related Actions.

(a) The Transfer. At or prior to the Distribution Time, to the extent not already consummated, each of AREC and EMC shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, consummate the Transfer.

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(b) Distribution Agent. At or prior to the Distribution Time, to the extent not already entered into, AREC shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(c) Satisfying Conditions to the Distribution. AREC and EMC shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of their respective Group to, cooperate to cause the conditions to the Distribution set forth in Section 3.1 to be satisfied (or waived by AREC) and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver by AREC).

Section 2.3 Transfers of Certain Other Assets and Liabilities. At or prior to the Distribution Time, to the extent not already consummated and unless otherwise provided in this Agreement or in any Ancillary Agreement:

(a) AREC shall, and shall, to the fullest extent permitted by Applicable Law, cause the relevant member of the AREC Group to, assign, contribute, convey, transfer, and deliver to EMC or any member of the EMC Group designated by EMC (an “EMC Designee”) all of the right, title, and interest of AREC or such member of the AREC Group in and to all of the EMC Assets, if any, of AREC or such member of the AREC Group, and EMC shall, or shall, to the fullest extent permitted by Applicable Law, cause the relevant EMC Designee to, as applicable, accept such EMC Assets.

(b) EMC shall, and shall to the fullest extent permitted by Applicable Law, cause the relevant member of the EMC Group to, assign, contribute, convey, transfer, and deliver to AREC or any member of the AREC Group designated by AREC (a “AREC Designee”) all of the right, title, and interest of EMC or such member of the EMC Group in and to all of the AREC Assets, if any, held by EMC or such member of the EMC Group and AREC shall, or shall to the fullest extent permitted by Applicable Law, cause the relevant AREC Designee to, as applicable, accept such AREC Assets.

(c) AREC shall, and shall, to the fullest extent permitted by Applicable Law, cause the relevant member of the AREC Group to, assign, contribute, convey, transfer, and deliver to EMC or any EMC Designee all of the EMC Liabilities, if any, of AREC or such member of the AREC Group, and EMC shall, or shall, to the fullest extent permitted by Applicable Law, cause the relevant EMC Designee to, as applicable, accept, assume and agree, to perform, discharge, and fulfill, all of the EMC Liabilities.

(d) EMC shall, and shall, to the fullest extent permitted by Applicable Law, cause the relevant member of the EMC Group to, assign, contribute, convey, transfer, and deliver to AREC or any AREC Designee all of the AREC Liabilities, if any, of EMC or such member of the EMC Group, and AREC shall, or shall, to the fullest extent permitted by Applicable Law, cause the relevant AREC Designee to, as applicable, accept, assume and agree to perform, discharge, and fulfill, all of the AREC Liabilities.

(e) To the extent any assignment, contribution, conveyance, transfer or delivery, or acceptance or assumption of any asset, liability, or Guarantee of either Group is not effected in accordance with this Section 2.3 at or prior to the Distribution Time for any reason (including as a result of the failure of the parties to identify it as being required to be transferred pursuant to this Section 2.3, but subject to Section 2.4), the relevant party shall and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, use all commercially reasonable efforts to effect such transfer as promptly thereafter as practicable.

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Section 2.4 Transfer Agreements. The transfers of the various entities and the contribution, assignment, transfer, conveyance, and delivery of the assets and the acceptance and assumption of the Liabilities contemplated by Section 2.3 will be effected, in certain cases, pursuant to one or more asset transfer agreements, share transfer agreements, business transfer agreements, certificates of demerger and merger, and other agreements and instruments (collectively, the “Transfer Agreements”); provided that, in each case, it is intended that the Transfer Agreements shall serve purely to effect (a) the legal transfer of the EMC Assets or AREC Assets to the relevant member of the EMC Group or the AREC Group, as applicable, as contemplated by Section 2.3, and (b) the acceptance and assumption of the EMC Liabilities or the AREC Liabilities by a member of the EMC Group or the AREC Group, as applicable, as contemplated by Section 2.3. In the event of any conflict between any Transfer Agreement and this Agreement, the terms of such Transfer Agreement shall control solely with respect to any applicable purchase price adjustment or cash adjustment set forth in any such Transfer Agreement and this Agreement shall control in all other respects; provided that, notwithstanding anything in any Transfer Agreement to the contrary, in the event any Transfer Agreement provides for a purchase price adjustment or cash adjustment, whether based upon a calculation of fair market value or otherwise, or any similar adjustment provision, any purchase price adjustment or cash adjustment determination under such Transfer Agreement, including as to the amount, if any, of any such adjustment, shall be determined by AREC in its sole discretion. Notwithstanding anything in any Transfer Agreement to the contrary, neither AREC nor any other member of the AREC Group, on the one hand, nor EMC nor any other member of the EMC Group, on the other hand, shall commence, bring, or otherwise initiate any Action under any Transfer Agreement.

Section 2.5 Agreement Relating to Consents Necessary to Transfer Assets and Liabilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, contribute, convey, transfer, deliver, or accept any asset (including any Contract) or any claim or right or any benefit arising thereunder or resulting therefrom, or to assume any liability, if such assignment, contribution, conveyance, transfer, delivery, or acceptance, or such assumption without the consent of a Third Party or a Governmental Authority, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any Contract or would otherwise adversely affect the rights of a member of the AREC Group or the EMC Group, as applicable, thereunder. AREC and EMC will use their respective commercially reasonable efforts to obtain the consent of any Third Party (including any Governmental Authority), if any, required in connection with the transfer, assignment, or assumption pursuant to Section 2.3 of any such asset or any such claim or right or benefit arising thereunder or to the assumption of any liability; provided that in no event shall any member of a Group have any liability whatsoever to any member of the other Group for any failure to obtain any such consent. If and when such consent is obtained, such transfer, assignment, and/or assumption shall be effected in accordance with the terms of this Agreement and/or the relevant Ancillary Agreement. During the period in which any transfer, assignment, or assumption is delayed pursuant to this Section 2.5 as a result of the absence of a required consent, the party (or relevant other member of its Group) retaining such asset, claim, or right shall thereafter hold (or shall cause, to the fullest extent permitted by Applicable Law, such member of its Group to hold) such asset, claim, or right for the use and benefit of the party (or relevant other member of its Group) entitled thereto (at the expense of the Person entitled thereto) and the party intended to assume such liability shall, or shall, to the fullest extent permitted by Applicable Law, cause the relevant other member of its Group to, pay, hold harmless, or reimburse the party (or the other relevant member of its Group) retaining such liability for all amounts paid, incurred in connection with, or arising out of the retention of such liability. In addition, the party retaining such asset, claim, or right, or such liability (or other relevant member of its Group) shall (or shall cause, to the fullest extent permitted by Applicable Law, such member of its Group to) treat, insofar as reasonably possible and to the fullest extent permitted by Applicable Law, such asset, claim, or right, or such liability, in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person to which such asset, claim, or right, or such liability, is to be assigned, contributed, conveyed, transferred, delivered, accepted, or assumed in order to place such Person, insofar as reasonably possible, in the same position as if such asset, claim, or right, or such liability, had been assigned, contributed, conveyed, transferred, delivered, accepted, or assumed on or prior to the Distribution Time as contemplated by this Agreement and so that all the benefits and burdens relating to such asset, claim, or right, or such liability, including possession, use, risk of loss, potential for gain, and dominion, control, and command over such asset, claim, or right, or such liability, are to inure from and after the Distribution Time to the relevant member of the AREC Group or the EMC Group, as applicable, entitled to the receipt of such asset, claim, or right, or required to assume such liability.

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Section 2.6 Intercompany Accounts. AREC and EMC shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of their respective Group to, use commercially reasonable efforts to settle on or prior to the Distribution Date (to the extent practicable), all intercompany receivables, payables, and other balances, in each case, that arise prior to the Distribution Time between members of the AREC Group, on the one hand, and members of the EMC Group, on the other hand (such intercompany receivable, payables, and other balances, the “Intercompany Accounts”), by way of capitalization and/or one or more payments (whether or not on a net basis) in satisfaction of such amounts. From and after the Distribution Time, AREC and EMC shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of their respective Group to, use commercially reasonable efforts to settle any Intercompany Accounts that are not settled as of the Distribution Time within a reasonable period of time from the Distribution Date and in the manner set forth in the first sentence of this Section 2.6; provided that any claim by any member of either Group with respect to an Intercompany Account must be made in writing (which writing shall be provided in accordance with Section 6.1 and be reasonably specific as to the applicable Intercompany Account and the amount thereof) to the applicable member of the other Group within 150 days of the Distribution Date.

Section 2.7 Intercompany Agreements. All Intercompany Agreements between AREC Group and EMC Group will be managed in accordance with the Transitionary Services Agreement.

Section 2.8 Bank Accounts; Cash Balances. AREC and EMC shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of their respective Group to, use commercially reasonable efforts such that, at or prior to the Distribution Time, the AREC Group and the EMC Group maintain separate bank accounts and separate cash management processes. Without limiting the generality of the foregoing, AREC and EMC shall use commercially reasonable efforts to, and shall cause the other members of their respective Group to use commercially reasonable efforts to, effective prior to the Distribution Time, (i) remove and replace the signatories of any bank or brokerage account owned by EMC or any other member of the EMC Group as of the Distribution Time with individuals designated by EMC and (ii) if requested by AREC, remove and replace the signatories of any bank or brokerage account owned by AREC or any other member of the AREC Group as of the Distribution Time with individuals designated by AREC.

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Section 2.9 Replacement of Guarantees; Indemnification. EMC shall, and shall cause the other members of their respective Group to, effective within 60 days post the Distribution Time, terminate or cause a member of (a) the EMC Group to be substituted in all respects for a member of the AREC Group with respect to, and for the members of the AREC Group, to be otherwise removed or released from, all obligations of any member of the EMC Group under any guarantee, surety bond, loan, indenture, legal claims, letters of credit, letters of comfort or similar credit, or performance support arrangement (each, a “Guarantee”). If EMC has been unable to effect any such substitution, removal, release, and termination with respect to any such Guarantee as of 60 days post the Distribution Time, then, following the Distribution Time, subject to any applicable terms of Section 2.9, (i) EMC shall, and shall cause the members of their respective Group to, cooperate to effect such substitution, removal, release, and termination as soon as reasonably practicable after the Distribution Time and until then, shall fully, completely, and unconditionally indemnify AREC, the AREC Group, its management officers, and AREC Indemnitee against any such liabilities and Guarantees.

Section 2.10 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of AREC and EMC shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper, or advisable under Applicable Law, agreements, or otherwise to consummate and make effective any transfers of assets, assignments and assumptions of Liabilities, and any other transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that in no event shall any member of a Group have any liability whatsoever to any member of the other Group for any failure to obtain any such consent or approval.

ARTICLE 3

DISTRIBUTION

Section 3.1 Conditions Precedent to the Distribution.

(a) In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by AREC in its sole discretion):

(i) the Transfer shall have been consummated;

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(ii) the Board of Directors of AREC shall have approved the Distribution and shall not have abandoned the Distribution or terminated this Agreement at any time prior to the Distribution Time;

(iii) the Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement shall have been mailed to holders of the AREC Common Stock as of the Record Date;

(iv) all actions and filings necessary or appropriate under applicable federal, state, or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(v) the EMC Common Stock to be delivered in the Distribution shall have been approved for listing on a public stock exchange, subject to official notice of issuance;

(vi) the Board of Directors of EMC, as named in the Information Statement, shall have been duly elected, and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Form 10, shall be in effect;

(vii) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(viii) no Applicable Law shall have been adopted, promulgated, or issued, and be in effect, that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby;

(ix) no event or development shall have occurred or exist that, in the judgment of the Board of Directors of AREC, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

(b) Each of the conditions set forth in this Section 3.1(a) is for the sole benefit of AREC and shall not give rise to or create any duty on the part of AREC or its Board of Directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit AREC’s rights of termination as set forth in Section 6.11 or alter the consequences of any termination from those specified in Section 6.11. Any determination made by AREC on or prior to the Distribution Time concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.1 shall be conclusive and binding on the parties and all other affected Persons.

Section 3.2 The Distribution.

(a) AREC shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution. AREC may, at any time and from time to time until the Distribution Time, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. For the avoidance of doubt, (i) nothing in this Agreement shall in any way limit AREC’s right to terminate this Agreement or the Distribution as set forth in Section 6.11 or alter the consequences of any such termination from those specified in Section 6.11, and (ii) no other class of preferred or common stock, other than the EMC Common Stock, shall be distributed pursuant to this Agreement.

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(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, AREC shall take such lawful actions as are reasonably necessary or appropriate to permit the Distribution by the Distribution Agent of validly issued, fully paid, and non-assessable shares of EMC Common Stock, registered in book-entry form through the registration system, (ii) the Distribution shall be effective at the Distribution Time, and (iii) subject to Section 3.3, AREC shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of AREC Common Stock as of the Record Date, by means of a pro rata dividend, one share of EMC Common Stock for every four shares of AREC Common Stock so held. Following the Distribution Date, EMC agrees to provide all book-entry transfer authorizations for shares of EMC Common Stock that AREC or the Distribution Agent shall require (after giving effect to Sections 3.3 and 3.4) in order to effect the Distribution.

(c) Concurrent with the Distribution, the holders of AREC ISO at the Distribution Date will automatically receive a proportional amount of similar securities (proportional to the Distribution), with same terms and conditions in the EMC ISO.

Section 3.3 Fractional Shares. Notwithstanding any provisions of this Agreement to the contrary, no fractional shares of EMC Common Stock shall be distributed in the Distribution. Instead, AREC shall direct the Distribution Agent to determine (based on the aggregate number of shares held by each holder) the number of whole shares and the fractional share of EMC Common Stock allocable to each holder of AREC Common Stock as of the Record Date. Should there be any fractional shares of EMC Common Stock, the Distribution Agent shall round the fractional share to the nearest whole share.

Section 3.4 NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY REPRESENTED AND WARRANTED HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS OR MATTERS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DISTRIBUTION DOCUMENTS (INCLUDING WITH RESPECT TO THE BUSINESS, ASSETS, LIABILITIES, CONDITION, OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED OR LICENSED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH IN RESPECT OF THE TRANSFER OR THE DISTRIBUTION), AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESSED OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED BY AREC, FOR ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER MEMBERS OF ITS GROUP, AND EMC, FOR ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER MEMBERS OF ITS GROUP. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS AND ASSETS TRANSFERRED OR LICENSED TO OR LIABILITIES ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY OTHER DISTRIBUTION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE, OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED BY AREC, FOR ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER MEMBERS OF ITS GROUP, AND EMC, FOR ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER MEMBERS OF ITS GROUP.

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ARTICLE 4

COVENANTS

Section 4.1 Books and Records; Access to Information. To the extent not previously assigned, contributed, conveyed, transferred, delivered, and accepted in accordance with Section 2.2(a) or Section 2.3, from and after the Distribution Time, (i) AREC shall, and shall cause the other members of the AREC Group to, assign, contribute, convey transfer, and deliver to EMC or any EMC Designee any books and records that are EMC Assets found to be in the possession of AREC or any other member of the AREC Group in accordance with the applicable terms of the Transition Services Agreement and the applicable schedules thereto; provided that, without limiting any express delivery requirements under this Section 4.1(a) and the terms of the Transition Services Agreement, neither AREC nor any other member of the AREC Group shall be required to conduct any general search or investigation of its files for such books and records, and (ii) EMC shall, and shall cause the other members of the EMC Group to, assign, contribute, convey, transfer, and deliver to AREC or any AREC Designee any books and records that are AREC Assets found to be in the possession of EMC or any other member of the EMC Group in accordance with the applicable terms of the Transition Services Agreement and the applicable schedules thereto; provided that, without limiting any express delivery requirements under this Section 4.1(a) and the terms of the Transition Services Agreement, neither EMC nor any other member of the EMC Group shall be required to conduct any general search or investigation of its files for such books and records. Such data that could be requested for government inquiries or public company PCAOB GAAP audits shall be maintained, to the best of the ability, for a period of a minimum of two years.

Section 4.2 Litigation. The parties agree to cooperate on any litigation and EMC agrees to indemnify AREC for any litigation liabilities or costs.

Section 4.3 Reimbursement. Each Group providing information or witnesses to the other Group or otherwise incurring any out-of-pocket expense in connection with transferring books and records or otherwise cooperating under Section 4.1 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary, and employee benefits) actually and reasonably incurred in providing such access, information, witnesses, or cooperation.

Section 4.4 Ownership of Information. All information owned by one party (or another member of its Group) that is furnished to or accessed by the other party (or another member of its Group) under Section 4.1 shall, to the fullest extent permitted by Applicable Law, be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

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Section 4.5 Retention of Records. Except as otherwise required by Applicable Law or agreed to by the parties in writing, for a period of seven years following the Distribution Date, each party shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, retain any and all information in its possession or control relating to the other Group’s Business in accordance with the document retention practices of AREC as in effect as of the date hereof. Each party shall not, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group not to, destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing (or whose Group member is proposing) such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that, if the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or other member of its Group is a party, or waive or adversely affect the ability to successfully assert any privilege applicable to such party or any member of its Group, the parties shall use commercially reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party (or other member of its Group) until such party or member of its Group is notified by the other party that the litigation hold is no longer in effect.

Section 4.6 Confidentiality. Each party acknowledges that it or another member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other party or any other member of its Group (including information in the possession of such other party or any other member of its Group relating to its clients or customers). Each party shall hold and shall cause its directors, officers, employees, agents, consultants, and advisors (“Representatives”) and the other members of its Group and their Representatives to hold in strict confidence and not to use, except as permitted by this Agreement or any Ancillary Agreement, all such Confidential Information concerning the other Group unless (a) such party or any of the other members of its Group or its or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law, or (b) such Confidential Information can be shown to have been (i) in the public domain through no fault of such party or any of the other members of its Group or its or their Representatives, (ii) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such party or other members of its Group to be under any legal obligation to keep such information confidential, or (iii) developed by such party or any of the other members of its Group or its or their Representatives without the use of any Confidential Information of the other Group. Notwithstanding the foregoing, such party or other member of its Group or its or their Representatives may disclose such Confidential Information to the other members of its Group and its or their Representatives so long as such Persons are informed by such Person of the confidential nature of such Confidential Information and are directed by such Person to treat such information confidentially. The obligation of each party and the other members of its Group and its and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information. If such party or other member of its Group or any of its or their Representatives becomes legally compelled to disclose any documents or information subject to this Section, such party or other member of its Group shall promptly notify the other party and, upon request, use commercially reasonable efforts to cooperate with the other party’s or Group’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 4.6, such party or the other member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each party agrees to be responsible for any breach of this Section 4.6 by it, the other members of its Group, and its and their Representatives.

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Section 4.7 Privileged Information. Notwithstanding the further provisions of this Section, each of the parties agrees, for itself and, to the fullest extent permitted by Applicable Law, for the other members of its Group, that legal services rendered prior to the Distribution Time with respect to the transactions contemplated by this Agreement and the other Distribution Documents were rendered to both the AREC Group and the EMC Group and both the AREC Group and the EMC Group shall be considered the client with respect to such legal services for the purposes of any privilege relating to such legal services.

Section 4.8 Limitation of liability. Except as otherwise provided in this Agreement, no party (or any other member of its Group) shall have any liability to any other party (or any other member of its Group) in the event that any information, books, or records exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested information, books, or records is not provided, in the absence of willful misconduct by the party (or any other member of its Group) requested to provide such information, books, or records. No party (or any other member of its Group) shall have any liability to any other party (or any other member of its Group) if any information, books, or records is destroyed after commercially reasonable efforts by such party (or any other member of its Group) to comply with the provisions of Section 4.5.

Section 4.9 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article 4 are subject to any specific limitations, qualifications, or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Confidential Information set forth in any Ancillary Agreement.

Section 4.10 Insurance. EMC, for itself and the other members of its Group, acknowledges and agrees that each individual business will maintain its own adequate insurance coverage in their sole discretion.

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ARTICLE 5

RELEASE; INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Claims. Each party does hereby, on behalf of itself and, to the fullest extent permitted by Applicable Law, each other member of its Group, and each of their successors and permitted assigns, release and forever discharge the other party and the other members of such party’s Group, and their respective successors and permitted assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, employees, or attorneys serving as independent contractors of such other party or any other member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors, and permitted assigns (collectively, the “Released Parties” and each, a “Released Party”), from any and all demands, Claims, Actions, and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any Contract, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability, or any other liability under any theory of law or equity of, or any violation of Applicable Law by any Released Party), existing or arising from any acts, omissions, circumstances, occurrences, or incidents occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Time. The rights and obligations of indemnification shall survive this agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notice, instruction, direction, or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to AREC to:

American Resources Corporation

12115 Visionary Way, Suite 174

Fishers, IN 46038

Email: info@americanresourcescorp.com

Attn: General Counsel

If to EMC to:

Electrified Materials Corporation

12115 Visionary Way, Suite 174

Fishers, IN 46038

Email: mcj@ electrifiedmaterials.com

Attn: CEO

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests, and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request, or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

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Section 6.2 Amendments; No Waivers(a).

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by AREC and EMC, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall, to the fullest extent permitted by Applicable Law, be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 6.3 Expenses. AREC and EMC shall each bear the costs and expenses incurred or paid by it or the other members of its respective Group in connection with the Transfer, the Distribution, and any other related transaction. All other third-party fees, costs, and expenses paid or incurred in connection with the foregoing (except as specifically allocated pursuant to the terms of this Agreement) shall be paid by the party or Group incurring such fees or expenses, whether or not the Distribution occurs, or as otherwise agreed by the parties in writing.

Section 6.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate, or otherwise transfer any of its rights or obligations (or those of any other member of its Group) under this Agreement without the consent of the other party hereto. If any party or any of its successors or permitted assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and permitted assigns of such party shall assume all of the obligations of such party under this Agreement and the other Distribution Documents.

Section 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflicts of law rules of such state, all rights and remedies being governed by said laws.

Section 6.6 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 4.7 and the indemnification and release provisions of Article 5, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

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Section 6.7 Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition, or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any other member of its Group with respect to the transactions contemplated hereby or by the other Distribution Documents, and such reliance is hereby expressly disclaimed by AREC, for itself and, to the fullest extent permitted by Applicable Law, the other members of its Group, and EMC for itself and, to the fullest extent permitted by Applicable Law, the other members of its Group. Except as provided in Section 2.4, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters; provided, that except as provided for in Section 2.4 to extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Transfer Agreement, this Agreement shall control with respect to all matters.

Section 6.8 Tax Matters. Except as otherwise expressly provided herein, this Agreement shall not govern tax matters (including any administrative, procedural, and related matters thereto), which shall be exclusively governed by tax law and the Transitionary Services Agreement if applicable.

Section 6.9 Jurisdiction. To the fullest extent permitted by Applicable Law, each of the parties hereto, for themselves and, to the fullest extent permitted by Applicable Law, for the other members of their respective Group, (a) agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively resolved by the Court of the State of Indiana.

Section 6.10 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO, FOR THEMSELVES AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR THE OTHER MEMBERS OF THEIR RESPECTIVE GROUP, WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, OR PROCEEDING SEEKING TO ENFORCE ANY PROVISIONS OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 6.11 Termination. Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of AREC may, in its sole discretion and without the approval of EMC or any other Person, at any time prior to the Distribution Time terminate this Agreement and/or abandon the Distribution, whether or not any Person has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall, to the fullest extent permitted by Applicable Law, forthwith become void and neither AREC nor EMC, nor any other member of their respective Group, nor any of their respective directors, officers, employees, or agents shall have any liability or further obligation to any other Person by reason of this Agreement.

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Section 6.12 Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not, to the fullest extent permitted by Applicable Law, in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 6.13 Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 6.14 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.15 Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall, to the fullest extent permitted by Applicable Law, be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any of the provisions of this Agreement.

Section 6.16 Specific Performance. Each party to this Agreement, for itself, and, to the fullest extent permitted by Applicable Law, for the other members of its Group, acknowledges and agrees that monetary damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees, for itself, and, to the fullest extent permitted by Applicable Law, for the other members of its Group, that, if there is a breach or threatened breach, in addition to any damages, the nonbreaching party, without posting any bond, shall, to the fullest extent permitted by Applicable Law, be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (a) to perform its obligations under this Agreement or (b) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other lawful actions as are necessary, advisable, or appropriate to give the other party the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 6.17 Performance. Each party shall cause to be performed all actions, agreements, and obligations set forth herein to be performed by any other member of such party’s Group.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

AMERICAN RESOURCES CORPORATION

By:	/s/ Mark C. Jensen
Name:	Mark C. Jensen
Title:	Chief Executive Officer

ELECTRIFIED MATERIALS CORPORATION

By:	/s/ Christopher M. Dreska
Name:	Christopher M. Dreska
Title:	Chief Executive Officer

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